Exhibit 10.22
Execution Version
QUALTRICS INTERNATIONAL INC.
CLASS A COMMON STOCK PURCHASE AGREEMENT
THIS CLASS A COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 23, 2020, by and between QUALTRICS INTERNATIONAL INC., a Delaware corporation (the “Company”), and SILVER LAKE PARTNERS VI DE (AIV), L.P., a Delaware limited partnership (the “Investor”).
THE PARTIES HEREBY AGREE AS FOLLOWS:
1.Purchase and Sale of Common Stock.
(a)On the terms and subject to the conditions of this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell and issue to the Investor:
(i)15,018,484 shares (together with the shares described in the following clause (ii), the “Shares”) of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), at a price per share equal to $21.64 (the “Fixed Price”); and
(ii)the number of shares of Class A Common Stock equal to $225,000,000 divided by the per share initial public offering price to the public (before underwriting discounts and expenses) in the IPO (as defined below) (the “IPO Price”), rounded down to the nearest whole share (with the total purchase price correspondingly reduced for such fractional share amount). The “IPO” shall mean the Company’s initial public offering of shares of Class A Common Stock made pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).
(b)The purchase and sale of the Shares hereunder (the “Closing”) shall take place remotely via the exchange of documents and signature pages immediately following the IPO Closing (as defined below), subject to the satisfaction or waiver of all of the conditions set forth in Sections 5 and 6 hereof. At the Closing, the Investor shall make payment of the purchase price for the Shares by wire transfer in immediately available funds to the account specified by the Company against delivery to the Investor of the Shares registered in the name of the Investor, which Shares shall be uncertificated shares.
(c)All references to numbers of shares and prices per share in this Agreement, including the number of Shares to be purchased at the Fixed Price, the Fixed Price and the minimum number of Firm Shares (as defined below) (but not the IPO Price), shall be appropriately adjusted to reflect any stock dividend, stock split, combination or other recapitalization or reclassification of shares by the Company occurring after the date of this Agreement and prior to the determination of the IPO Price.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that as of the date hereof and as of the date of the Closing (except for the representations and warranties in Sections 2.5(a) and 2.6, which shall be made only as of the date hereof):
2.1Organization, Good Standing and Qualification.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.
(b)The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where the failure to so qualify or be in good standing would not be material and adverse to the Company.
2.2Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement, and the authorization, issuance, sale and delivery of the Shares being sold hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.3Valid Issuance of Common Stock. The Shares being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of liens, encumbrances, pre-emptive rights or similar rights or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws or as contemplated hereby.
2.4Compliance with Other Instruments; No Consent.
(a)The Company is not in violation or default of any provision of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. Except as would not be material to the Company, the Company is not in violation or default of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company.
(b)The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement will not (i) result in any material violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties, (ii) result in any violation or default of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (iii) result in any material violation of any law, statute, rule or regulation, or of any judgment or order of any court, arbitrator or governmental or regulatory authority, in each case applicable to the Company.
(c)No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) as required under the HSR Act (as defined below) and (ii) the filings required by applicable state “blue sky” securities laws, rules and regulations and the declaration of the effectiveness of the Registration Statement by the SEC.
2.5Capitalization.
(a)As of the date hereof, the authorized capital stock of the Company consists of: (i) 2,000,000,000 authorized shares of Class A Common Stock, none of which are issued and outstanding, (ii) 1,000,000,000 authorized shares of Class B Common Stock, of which 423,170,610 are issued and outstanding, all of which are held by SAP America, Inc., and (iii) 100,000,000 authorized shares of Preferred Stock, of which none are issued and outstanding.
(b)There will be no more than 600,000,000 shares of Class A Common Stock and Class B Common Stock outstanding immediately after the closing of the IPO (including (i) shares issuable or reserved for issuance pursuant to any outstanding restricted stock units, stock options and other equity awards issued or expected to be issued by the Company in connection with the IPO or expected to be issued by the Company on or prior to December 31, 2021 (but excluding any shares issued or reserved for issuance under the 2021 Qualtrics Employee Stock Purchase Plan) and (ii) any other security which is exercisable for, or convertible into, Class A Common Stock or Class B Common Stock), assuming the consummation of the transactions contemplated by this Agreement and any other private placement(s) of shares of Class A Common Stock or Class B Common Stock closing prior to or substantially concurrently with the closing of the IPO.
2.6Registration Statement. As of the date hereof, the Registration Statement filed on December 17, 2020 with United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), complied as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and such Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
2.7Brokers or Finders. The Company has not engaged any brokers, finders or agents such that the Investor will incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Shares contemplated by this Agreement.

2.8Private Placement. Assuming the accuracy of the representations, warranties and covenants of the Investor set forth in Section 3 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor under this Agreement.
3.Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:
3.1Organization, Good Standing and Qualification. The Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2Authorization. The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.3Purchase Entirely for Own Account. By the Investor’s execution of this Agreement, the Investor hereby confirms that the Shares to be received by the Investor will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except as permitted by applicable federal or state securities laws. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares except as permitted to be assigned pursuant to Section 8.3.
3.4Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.
3.5Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized for the purpose of acquiring the Shares.
3.6Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as presently in effect.

3.7Brokers or Finders. The Investor has not engaged any brokers, finders or agents such that the Company will incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Shares contemplated by this Agreement.
3.8Sufficiency of Funds. The Investor has sufficient cash on hand, access to committed capital or other sources of available funds to enable it to make payment of the purchase price for the Shares and consummate the transactions contemplated by this Agreement.
3.9Restricted Securities. The Investor understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
3.10Legends. The Investor understands that the Shares may bear one or all of the following legends:
(a)“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS (PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM). INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”
(b)“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. AS A RESULT OF SUCH AGREEMENT, EXCEPT IN CERTAIN CIRCUMSTANCES, THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF PRIOR TO 24 MONTHS AFTER THE EFFECTIVE DATE OF A REGISTRATION STATEMENT FILED BY THE COMPANY FOR ITS INITIAL PUBLIC OFFERING OF THE CLASS A COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.”
(c)Any legend required by applicable state “blue sky” securities laws, rules and regulations.

4.Covenants.
4.1.Lock-Up Agreement; Transfer Restrictions.
(a)The Investor hereby agrees that it will execute and deliver to the underwriters of the IPO, promptly upon the pricing of the IPO, a lock-up agreement in the form provided by such underwriters (the “Lock-Up Agreement”), which form shall be substantially the same as the form of lock-up agreement to be executed and delivered by SAP America, Inc.
(b)The Investor hereby agrees that following Closing and until the date that is twenty-four (24) months after the effective date of the Registration Statement (the “Lock-Up Period”), it shall not, without the Company’s prior written consent, directly or indirectly, (i) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, or enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, offer, transfer, assignment, mortgage, hypothecation, gift, pledge or other disposition of (any of the foregoing, a “transfer”), any of the Shares or (ii) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Shares (such actions in clauses (i) and (ii), “Prohibited Transfers”), other than Exempt Transfers as described in Section 4.1(c) made (x) prior to the expiration or termination of the Lock-Up Agreement if permitted pursuant to the Lock-Up Agreement, or (y) after the expiration or termination of the Lock-Up Agreement; provided that Exempt Transfers as described in Section 4.1(c)(ii) are permitted before the expiration of the Lock-Up Period or termination of the Lock-Up Agreement.
(c)For purposes of Section 4.1(b), “Exempt Transfers” shall mean any (i) transfer without consideration (other than cost plus nominal interest if such transfer is to a co-investment vehicle managed by the Investor) to an affiliate of the Investor or to one of its stockholders, members, partners or other equity holders that executes and delivers to the Company (1) a joinder becoming a party to this Agreement and (2) a duly completed and executed IRS Form W-9 (or similar applicable form), (ii) tender, sales, transfers or other dispositions of any Shares into any tender or exchange offer by a third party (including SAP SE and its affiliates, other than the Company and its Subsidiaries) or such other bona fide takeover bid by a third party (including SAP SE and its affiliates, other than the Company and its Subsidiaries) or other acquisition transaction, in each case, that is made to all of the holders of common stock of the Company for a number of outstanding shares of common stock representing a majority of the voting power of such common stock solely to the extent that the board of directors of the Company (the “Board of Directors”) has recommended such tender or exchange offer or such other takeover bid or other acquisition transaction and (iii) transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company.
(d)Any purported Prohibited Transfer in violation of this Section 4.1 shall be null and void ab initio. In order to enforce this covenant, the Company shall have the right to place restrictive legends on the book-entry accounts representing the Shares and to impose stop transfer instructions with respect to the Shares prior to the expiration of the Lock-Up Period. For the avoidance of doubt, the provisions of this Section 4.1 shall not apply to shares purchased in the

IPO or any shares (other than the Shares purchased pursuant to this Agreement) acquired following the IPO.
4.2.Regulatory Approvals
(a)Subject to the terms hereof, including Section 4.2(b), the Investor and the Company shall, and shall cause each of their respective subsidiaries (in the case of the Company, shall also cause SAP SE) to, cooperate and to use their respective commercially reasonable efforts to cause the waiting period for the Notification and Report Form with respect to the transactions contemplated by this Agreement filed on November 18, 2020 pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), to expire or be terminated, and to respond as promptly as reasonably practicable to any government requests for information pursuant to the HSR Act. Each party hereto shall (i) give the other party prompt notice of any material request, inquiry, objection, charge or other Action (as defined below), actual or threatened, by or before any Governmental Entity (as defined below) with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such material request, inquiry, objection, charge or other action, suit, proceeding, claim, arbitration or investigation (collectively, “Action”), (iii) promptly inform the other party of any material communication to or from any Governmental Entity regarding the transactions contemplated by this Agreement and (iv) permit the other party to review in advance, and consider in good faith any comments made by the other party in relation to, any proposed substantive communication by such party to any Governmental Entity with respect to the transactions contemplated by this Agreement. The parties hereto will (A) use their commercially reasonable efforts to resolve any such request, inquiry, objection, charge or other action so as to permit consummation of the transactions contemplated by this Agreement, and (B) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other party in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the transactions contemplated by this Agreement. Such cooperation shall include consulting with each other in advance of any meeting or substantive communication with any Governmental Entity and, to the extent permitted by law or such applicable Governmental Entity, providing each other the opportunity to participate in such meetings and other substantive conversations.
(b)Notwithstanding anything to the contrary in this Agreement, none of the Investor, the Company, or any of their respective subsidiaries (or in the case of the Company, SAP SE) shall be required to (i) respond to a request for additional information or documentary material issued by the Federal Trade Commission (“FTC”) or the United States Department of Justice (“DOJ”), (ii) contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or any third party respecting the transactions contemplated hereby, or (iii) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Company, SAP SE), (B) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Company, SAP SE) in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Investor or any of their respective subsidiaries (or in the case of the Company, SAP SE).
(c)Notwithstanding anything to the contrary, nothing in this Section 4.2 shall be deemed to require the Company to (i) delay, postpone, or otherwise alter the timing for, or other plans or activities relating to, the IPO or (ii) file, or take or agree to take any action that would require the filing of, any amendment to its Registration Statement with the SEC.
(d)The filing fee under the HSR Act pursuant to this Section 4.2 shall be borne by the Investor.
For purposes of this Agreement, “Governmental Entity” means any foreign or domestic governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.
4.3.Dividend Waiver. The Investor hereby waives any and all rights to receive any dividend declared by the Company with respect to any class or series of its capital stock prior to the closing of the IPO.
4.4.Most Favored Nation. Notwithstanding anything herein to the contrary, to the extent that any investor (other than entities affiliated with Ryan Smith) enters into any definitive agreement or arrangement with the Company for the purchase and sale of shares of Class A Common Stock from the Company in a private placement transaction prior to or substantially concurrent with the closing of the IPO on terms and conditions that are more favorable to such other investor than those set forth in this Agreement and the Stockholders’ Agreement are to the Investor, the Company will promptly advise the Investor of such fact and provide a copy of drafts and the execution version of such definitive agreement or arrangement and any proposed changes to the Stockholders’ Agreement to the Investor, and the Investor will have the right, exercisable by no later than 5:00 p.m., Mountain time, on the earlier of (a) the third business day after a copy of the execution version of such definitive agreement or arrangement is provided to the Investor, and (b) if the execution version of such definitive agreement or arrangement is signed and provided to the Investor within three business days prior to the expected launch of the roadshow for the IPO, the day that is one full business day after a copy of such execution version is provided to the Investor, to purchase the Shares on all of the terms and conditions set forth in such other definitive agreement or applicable to such arrangement, as the case may be, rather than the terms and conditions set forth in this Agreement, and to be subject to all of the rights and obligations of the Stockholders’ Agreement applicable to such other investor rather than those applicable to the Investor (other than, in each case, the terms and conditions described in the last sentence of this Section 4.4). Notwithstanding anything to the contrary contained herein, the foregoing shall not (A) apply to (i) any provision that is solely related to any regulation imposed on, or tax provisions applicable to, the investor that is party to such agreement (unless the Investor is subject to the same or similar regulations or requirements), (ii) any provision that is personal to such investor solely based on the place of organization or headquarters, or organizational form of (or regulations applicable to) such investor (unless the Investor has the same or similar place of organization or headquarters, or organizational form, or regulations applicable to the investor), (iii) any provision that relates to lock-up agreements, transfer restrictions or registration rights, or (iv) any provision that relates to commercial rights that primarily involve or are ancillary to the provision of services, the purchase or sale of goods or other assets, or the grant or receipt of rights under a license or (B) cause or result in any change that adversely affects the rights that the Investor will have pursuant to the Stockholders’ Agreement related to service by its representative or designee on the Board of Directors.
4.5.Rollover Shortfall Shares. In the event that holders of the Cash-Settled Equity Awards elect to exchange less than 100% of Cash-Settled Equity Awards for New Share-Settled Equity Awards in the exchange offer by the Company that is described in the Registration Statement (the “Exchange Offer”), (i) the Company will increase the number of shares of Class A Common Stock to be sold pursuant to the IPO by such Rollover Shortfall Shares and (ii) the proceeds to the Company from the sale of such Rollover Shortfall Shares will remain on the Company’s balance sheet and there shall not be a corresponding increase in the principal amount of the intercompany notes to be issued as a dividend by the Company to SAP America, Inc. between the pricing and closing of the IPO. “Cash-Settled Equity Awards” shall mean equity-based awards issued to employees of the Company by the Company and/or SAP SE that are to be settled in cash. “New Share-Settled Equity Awards” shall mean equity-based awards issued by the Company in exchange for Cash-Settled Equity Awards that are to be settled by the issuance of shares of Class A Common Stock. “Rollover Shortfall Shares” shall mean such additional number of shares of Class A Common Stock that would have been required to be issued in respect of any Cash-Settled Equity Awards that were not exchanged, or not elected to be exchanged, for New Share-Settled Equity Awards in the Exchange Offer and that remain outstanding as of the time of sale of the Firm Shares, if such Cash-Settled Equity Awards had so been exchanged or elected to be exchanged.
4.6.Private Placement. Neither the Company nor any agent acting on its behalf will take any action hereafter that would require registration under the Securities Act for the offer and sale of the Shares by the Company to the Investor pursuant to this Agreement.
4.7.Removal of Restrictive Legends. Following the expiration of the Lock-Up Period, in the event that the Shares become registered under the Securities Act or are eligible (in whole or in part) to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall (x) instruct the Company’s transfer agent to issue new uncertificated (book-entry) instruments representing the Shares, which shall not contain such portion of the above legend that is no longer applicable, (y) take all actions with the Company’s transfer agent reasonably requested by the Investor to permit such un-legended Shares to be deposited into the account specified by the Investor to the Company in writing, and (z) instruct the Company’s transfer agent to cause such Shares to be assigned the same CUSIP as the shares of Class A Common Stock that are then traded on the principal stock exchange on which the shares of Class A Common Stock are then listed; provided that, (1) the Investor surrenders to the Company the previously issued uncertificated (book-entry) instruments representing the Shares and (2) the Investor delivers a customary representation letter and opinion of counsel to the extent requested by the Company’s transfer agent.

4.8.Agreements with SAP. The Company will provide the Investor with prior notice in the event that any changes are made to the Master Transaction Agreement, Administrative Services Agreement, Tax Sharing Agreement, Employee Matters Agreement, Intellectual Property License Agreement, Distribution Agreement, Insurance Matters Agreement and Real Estate Matters Agreement, each in the forms attached as Exhibits A-1 through A-8, between the date hereof and the Closing, that are materially adverse to the Company.
4.9.Section 16b-3. The Company agrees that it will cause the Board of Directors or a committee composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act to take all reasonable action as is requested by the Investor to cause the exemption of the purchase of shares of Class A Common Stock by the Investor (or any of its affiliates to which the rights and obligations of the Investor under this Agreement are assigned in accordance with Section 8.3) pursuant to this Agreement from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3, to the fullest extent applicable.
5Conditions of the Investor’s Obligations at Closing. The obligations of the Investor under Section 1.1 of this Agreement are subject to the performance by the Company of its covenants and other obligations under this Agreement in all material respects and to the fulfillment on or before the Closing of each of the following conditions:
5.1Representations and Warranties. The representations and warranties of the Company contained in Sections 2.1(b) and 2.4(b) and (c) shall be true on and as of the Closing, without giving effect to any qualifications as to “materiality” set forth therein, except as would not reasonably be expected to have a Material Adverse Effect (as defined below). The representations and warranties of the Company contained in Sections 2.1(a), 2.2, 2.3, 2.4(a), 2.5, 2.6, 2.7, 2.8 and 2.9 shall be true on and as of the Closing (or in the case of Sections 2.5(a) and 2.6, as of the date of this Agreement). The Company shall have delivered to the Investor a certificate, dated as of immediately prior to the Closing, signed by the chief executive officer of the Company, certifying to the foregoing matters in this Section 5.1.
5.2Absence of Injunctions, Decrees, Etc. During the period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.
5.3Governmental Approvals. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated by this Agreement shall have expired or early termination of such waiting period shall have been granted.
5.4Stockholder Consent to Board Appointment. The Investor shall have received a copy of a duly executed written consent of SAP America, Inc. and any other necessary corporate action appointing Egon Durban as an independent member of the Board of Directors for a one-year term, to be effective immediately following the closing of the IPO.
5.5IPO. The underwriters of the IPO shall have purchased, immediately prior to the purchase of the Shares by the Investor hereunder, the Firm Shares (as defined in the underwriting agreement to be entered into by the Company and the underwriters of the IPO (the “Underwriting Agreement”)) pursuant to the Registration Statement and the Underwriting Agreement. Such Firm Shares shall represent no less than the sum of (i) 44,347,826 shares of Class A Common Stock plus (ii) the Rollover Shortfall Shares (less the number of Overseas Shares (as defined below)), and upon pricing of such shares, the Pro Forma Net Cash shall be no less than zero. “Pro Forma Net Cash” means (1) cash and cash equivalents of the Company less (2) all debt for borrowed money of the Company and intercompany notes issued by the Company, but excluding contingent liabilities in respect of Cash-Settled Equity Awards that were not exchanged, or did not elect to be exchanged, for New Share-Settled Equity Awards, all calculated on a pro forma basis as of the pricing of the IPO but giving effect to the closing of the IPO and the proceeds thereof (but excluding proceeds received in respect of (A) Rollover Shortfall Shares and (B) shares issued pursuant to the 2021 Qualtrics Employee Stock Purchase Plan), the private placements closing prior to or substantially concurrently therewith and, in each case, the use of proceeds therefrom. “Overseas Shares” means the shares of Class A Common Stock that would have been issued in respect of Cash-Settled Equity Awards held by eligible employees in Australia who do not qualify as “wholesale clients” for purposes of Section 761G of the Corporations Act 2001 and to whom the Exchange Offer is being made on a delayed basis, assuming such eligible employees will elect to exchange all of their Cash-Settled Equity Awards for New Share-Settled Equity Awards in the Exchange Offer.
5.6Stockholders’ Agreement. SAP America, Inc. and the Company shall have duly executed and delivered to the Investor a stockholders’ agreement substantially in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”).
5.7Intercompany Notes. The intercompany notes to be issued as a dividend to SAP America, Inc. between the pricing and closing of the IPO shall be in the forms attached hereto as Exhibit C-1 (“Note 1”) and Exhibit C-2 (“Note 2”), except for such changes as may be required to respond to and resolve any comments provided by the SEC on the terms of such notes.
5.8Certificate of Incorporation and Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall be in full force and effect in substantially the form set forth in Exhibit D and Exhibit E, respectively, and shall not have been amended, except in respect of such changes as may be required to respond to and resolve any comments provided by the SEC on the terms of such certificate of incorporation or bylaws.
5.9Absence of Material Adverse Effect. Since the date of this Agreement to the pricing of the IPO, there shall not have been the occurrence of a Material Adverse Effect. The Company shall have delivered to the Investor a certificate, dated as of immediately prior to the pricing of the IPO, signed by the chief executive officer of the Company, certifying to such effect. The Investor shall not be entitled to assert a failure to satisfy the condition set forth in this Section 5.9 as a basis not to perform its obligations under Section 1.1 of this Agreement after the pricing of the IPO; provided that the certifications contained in such certificate shall be deemed to be a representation and warranty made by the Company as of pricing of the IPO which shall survive the Closing, the consummation of the transactions contemplated hereby and any termination of this Agreement, and the Investor shall be entitled to any and all remedies (whether pursuant to this Agreement, at law or otherwise) available to the Investor for any breach of representation or warranty. As used herein, a “Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the IPO; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law (including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar law promulgated by any Governmental Entity in connection with or in response to COVID-19) or accounting principles; (ii) events or conditions generally affecting the industries or geographies in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; or (vi) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect, except in the cases of clauses (i) through (v), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries or geographies in which the Company operates.
5.10Pricing Prospectus. The Company shall have delivered to the Investor a certificate, signed by the chief executive officer of the Company, certifying that, at and as of the time of sale of the Firm Shares and the Closing Date (as defined in the Underwriting Agreement) (the “IPO Closing”), the Rule 10b-5 representation and warranty regarding the Time of Sale Prospectus (as defined in the Underwriting Agreement) set forth in the Underwriting Agreement is true and correct and the Investor can rely on such representation and warranty as if it were addressed to the Investor; provided that certifications in such certificate shall be deemed to be a representation and warranty made by the Company at and as of the time of sale of the Firm Shares and the IPO Closing which shall survive the Closing, the consummation of the transactions contemplated hereby and any termination of this Agreement, and the Investor shall be entitled to any and all remedies (whether pursuant to this Agreement, at law or otherwise) available to the Investor for any breach of representation or warranty.
5.11IPO Price. The price at which each share of Class A Common Stock is sold to the public at the IPO Closing shall not be different from the price to public per share of Class A Common Stock as determined at the time of sale of the Firm Shares and as set forth in the Time of Sale Prospectus.
6.Conditions of the Company’s Obligations at Closing. The obligations of the Company under Section 1.1 of this Agreement are subject to the performance by the Investor of its covenants and other obligations under this Agreement in all material respects and to the fulfillment on or before the Closing of each of the following conditions:
6.1Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects on and as of the Closing. The Investor shall have delivered to the Company a certificate, dated as of immediately prior to the Closing, signed by the chief executive or similar officer of the Investor, certifying to the foregoing matters in this Section 6.1.
6.2Absence of Injunctions, Decrees, Etc. During the period from the date of this Agreement to immediately prior to the Closing, no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated at the Closing.
6.3Governmental Approvals. The applicable waiting period under the HSR Act (including any extensions thereof) with respect to the transactions contemplated by this Agreement shall have expired or early termination of such waiting period shall have been granted.
6.4Lock-Up Agreement. The Investor shall have delivered to the underwriters of the IPO a duly executed Lock-Up Agreement pursuant to Section 4.1(a).
6.5Closing of the IPO. The IPO shall have closed.
7.Termination. This Agreement may be terminated and the purchase and sale of the Shares contemplated hereby may be abandoned as follows:
(a)at any time upon the written consent of the Company and the Investor;
(b)by either the Company or the Investor upon the withdrawal by the Company of the Registration Statement;
(c)by the Investor prior to the pricing of the IPO in the event the Company shall have failed to provide the Investor with the certification required pursuant to Section 5.9 prior to the pricing of the IPO; or
(d)by either the Company or the Investor if the Closing shall not have occurred prior to June 30, 2021.
8.Miscellaneous.
8.1.Publicity. No party shall issue any press release or make any other public announcement, including any website posting or social media post, that includes the name or any logo or brand name of any party, or discloses the terms of this Agreement or the Stockholders’ Agreement or the fact that the Investor has made or proposes to make an investment in the Company, except that this Agreement and the Stockholders’ Agreement may be filed in connection with, and described in, the Registration Statement and otherwise as may be required by law or with the prior written consent of the other party. Each party will provide reasonable advance notice to the other parties prior to making any disclosure of this Agreement or the Stockholders’ Agreement or the terms hereof or thereof in any filings made with the SEC and will provide the other party with reasonable opportunity to review and comment on such proposed disclosures. Notwithstanding the foregoing, the Investor may use the Company’s current logo or logos in connection with describing its portfolio or this investment on its webpages and in its promotional materials.
8.2.Survival of Warranties, Representations and Covenants. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement or contained in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.
8.3.Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Investor without the prior written consent of the Company; provided, however, that, the Shares and the rights, duties and obligations of the Investor hereunder may be assigned to an affiliate of the Investor without the prior written consent of the Company; provided, further, that no such assignment occurring prior to the Closing shall relieve the Investor of its duties and obligations pursuant to this Agreement. Any attempt by the Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement in a manner that is not permitted by the foregoing sentence to be made without such permission shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. No provision of this Agreement is intended, or shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind or nature whatsoever in any person other than the parties hereto and their respective successors and permitted assigns and the Non-Recourse Parties (as defined herein).
8.4.Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.
8.5.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8.6.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Investor) or otherwise delivered by hand, messenger or courier service addressed:
(a)if to the Investor, to the Investor’s address or electronic mail address as shown on the Investor’s signature page to this Agreement, with a copy (which shall not constitute notice) to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Kenneth B. Wallach (kwallach@stblaw.com) and Hui Lin (Hui.Lin@stblaw.com); and
(b)if to the Company, to the attention of the General Counsel of the Company at 333 West River Park Drive, Provo, Utah 84604, or at such other current address or electronic mail address as the Company shall have furnished to the Investor, with a copy (which shall not constitute notice) to Shearman & Sterling LLP, 1460 El Camino Real, 2nd Floor, Menlo Park, CA 94025, Attention: Daniel Mitz, daniel.mitz@shearman.com.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
8.7.Brokers or Finders. The Company shall indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 2.7, and the Investor shall indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its constituent partners, members, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.7.
8.8.Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

8.9.Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
8.10.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.
8.11.Specific Performance. The parties to this Agreement hereby acknowledge and agree that the Company would be irreparably injured by a breach of this Agreement by the Investor, and the Investor would be irreparably injured by a breach of this Agreement by the Company, and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the aggrieved party in the event that this agreement is breached. Therefore, each of the parties to this Agreement agree to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the aggrieved party as a remedy for any such breach, without proof of actual damages, and the parties to this Agreement further waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or in equity to the aggrieved party. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
8.12.No Recourse.
(a)Notwithstanding anything to the contrary in this Agreement, the Investor’s liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or in respect of any oral representations made or alleged to have been made in connection herewith shall be no greater than an amount equal to the total purchase price payable by the Investor in respect of the Shares plus any reasonable and documented out-of-pocket expenses the Company may recover in connection with any claim therefor following the determination in a final, non-appealable judgment by a court of competent jurisdiction that the Investor has so breached this Agreement, and the Investor shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby in excess of such amount.

(b)This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Investor, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or affiliates of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.
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IN WITNESS WHEREOF, the parties have executed this Class A Common Stock Purchase Agreement as of the date first above written.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Chris Beckstead
Name:	Chris Beckstead
Title:	President

INVESTOR:

SILVER LAKE PARTNERS VI DE (AIV), L.P.
By: Silver Lake Technology Associates VI, L.P., its general partner
By: SLTA VI (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member
By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

Address:

Email:
[Signature Page to Class A Common Stock Purchase Agreement]

EXHIBIT A-1
FORM OF MASTER TRANSACTION AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-2
FORM OF ADMINISTRATIVE SERVICES AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-3
FORM OF TAX SHARING AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-4
FORM OF EMPLOYEE MATTERS AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-5
FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-6
FORM OF DISTRIBUTION AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-7
FORM OF INSURANCE MATTERS AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT A-8
FORM OF REAL ESTATE MATTERS AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT B
FORM OF STOCKHOLDERS’ AGREEMENT [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT C-1
FORM OF NOTE 1 [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT C-2
FORM OF NOTE 2 [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT D
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

EXHIBIT E
FORM OF AMENDED AND RESTATED BYLAWS [Omitted pursuant to Item 601(a)(5) of Regulation S-K]